PURCHASE AGREEMENT

The RBB Fund Trust (the “Trust”), a Delaware statutory trust, and Torray LLC (“Torray”), intending to be legally bound, hereby agree with each other as follows:

1.  The Trust hereby offers Torray and Torray hereby purchases one (1) share (the “Share”) of the Torray Fund (the “Fund”) at price per Share equivalent to the net asset value per Share of the Fund as determined on December 8, 2022.

2.  The Trust hereby acknowledges receipt from Torray of funds in the amount of $10 in full payment for the Share.

3.  Torray represents and warrants to the Trust that the Share is being acquired for investment purposes and not with a view to the distribution thereof.

4.  This Agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of December 8, 2022.

THE RBB FUND TRUST

By:
Name:	James G. Shaw
Title	Chief Financial Officer, Chief Operating Officer and Secretary

TORRAY LLC

By:
Name:
Title: